Exhibit 10.1
August 22, 2022

Dear Kevin,
This letter agreement (this “Letter Agreement”) is to confirm our mutual understanding and agreement concerning your transition from the position of Chief Financial Officer and to provide for an amendment to the terms of the Executive Agreement (the “Executive Agreement”), dated effective as of January 18, 2019, and amended as of March 4, 2022, by and between you and Dollar Tree, Inc. and each of its subsidiaries (collectively, the “Company”).
In connection with such transition, we have agreed upon an executive transition process whereby (i) a successor Chief Financial Officer will be selected and hired by the Company, (ii) you will continue in your current role until such successor begins serving (the “Transition Date”), and (iii) you will continue as an employee of the Company following the Transition Date until your separation from the Company on or about April 30, 2023 (“Separation Date”), during which time you will provide such transition or other duties as requested by the Company. During the transition period from the date of this Letter Agreement until your Separation Date, your current base salary and other employee benefits shall remain in effect, and you will be entitled to receive any incentive cash bonus or equity payouts from existing programs and grants in April 2023 to the extent earned and payable in accordance with their terms. You will not be eligible to receive any new equity grants or participate in the annual cash bonus plan in fiscal 2023.
In addition, we have agreed to the following provisions which shall amend the terms and conditions set forth in the Executive Agreement:
1.    Definitions. Unless otherwise defined in this Letter Agreement, capitalized terms used herein shall have the meanings assigned to them in the Executive Agreement.
2.    Amendment to Section 4.a. Section 4.a of the Executive Agreement is hereby amended and restated as follows:
a.    Continued Base Salary (as defined herein) for a number of months following the Separation Date equal to (x) 24 less (y) the number of full months between the last day of your service as Chief Financial Officer of the Company (the “Transition Date”) and the Separation Date, payable in equal installments in accordance with the Company’s normal payroll practices, which payments shall commence on the next scheduled payroll date after the effective date of the Release (“Salary Continuation Period”). In the event Executive accepts an offer of employment or an offer to provide services in a consulting or other capacity during the Salary Continuation Period, Executive agrees to so inform the Company within three (3) business days, at which time Salary Continuation payments under this Section 4.a shall cease.

3.    Amendment to Section 4.e. Clause (i) of Section 4.e of the Executive Agreement is hereby amended and restated as follows:
c. (i) failure to perform Executive’s duties (other than any such failure resulting from Disability) as Chief Financial Officer or, following the Transition Date, as assigned to him by the Company from time to time;
4.    Miscellaneous. This Letter Agreement constitutes an amendment of the Executive Agreement effective as of August 22, 2022. Except as otherwise provided herein, the Executive Agreement shall remain unaltered and of full force and effect.

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Please indicate your agreement with the foregoing terms of this Letter Agreement by signing where indicated below.
Sincerely,

DOLLAR TREE, INC., and its subsidiaries

/s/ Mike Witynski
By: Mike Witynski
Title: President & Chief Executive Officer

Acknowledged and Agreed:
/s/ Kevin Wampler
Name: Kevin Wampler

[Signature Page to Letter Agreement]